ANNUAL REVIEW AND APPROVAL OF FIDELITY BOND (RULE 17G-1)

WHEREAS, Rule 17g-1 of the Investment Company Act of 1940 specifies the amount of fidelity bond coverage required for various levels of fund assets; and

WHEREAS, The Board of Trustees of USAA Mutual Funds Trust (the Funds) including a majority of the Trustees who are not interested persons as defined under
Section 2(a)(19) of the Investment Company Act of 1940, as amended, have reviewed the requirements of Rule 17g-1 under the Investment Company Act of 1940 and have duly considered, in accordance with their fiduciary duties all relevant factors including but not limited to, the value of the aggregate assets of the registered management investment companies to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of these securities in the Funds' portfolios;

NOW, THEREFORE, BE IT RESOLVED, That the Funds' Board of Trustees, including a majority of the Trustees who are not interested persons as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended, have reviewed the requirements of Rule 17g-1 under the Investment Company Act of 1940 in light of the position of the SEC, which would permit the practice of aggregation of the assets of multiple series within a single registered investment company, to calculate the amount of fidelity bond coverage required and hereby approve the continued use of such practice for the fidelity bond coverage applicable to the Funds; and

BE IT FURTHER RESOLVED, That the fidelity bond covering the Funds be continued in the amount of $2,500,000 covering the period May 15, 2008 through May 15, 2009, and that the premium therefore, although to be paid for the Funds by USAA Investment Management Company, shall be allocated among the Funds covered by this bond, on the basis of the gross assets of each such Fund; and

BE IT FURTHER RESOLVED, That the President and/or any other officer of the Funds be empowered to do and perform any and all acts necessary and proper for the execution of this resolution.